Exhibit 10.21


                            MASTER LICENSE AGREEMENT
                          effective September 16, 2003
                                     between
                        UNIVERSITY OF MARYLAND, BALTIMORE
                                       and
                         JDA MEDICAL TECHNOLOGIES, INC.


                                Table of Contents


Article 1.  BACKGROUND ................................................     1
Article 2.  DEFINITIONS ...............................................     1
Article 3.  GRANT OF LICENSE; OPTION ..................................     4
Article 4.  COMPANY RESPONSIBILITIES ..................................     6
Article 5.  CONSIDERATION: PAYMENTS ...................................     8
Article 6.  DATA ......................................................    12
Article 7.  PATENT PROSECUTION AND PUBLICATIONS .......................    12
Article 8.  CONFIDENTIALITY ...........................................    14
Article 9.  REPORTS AND ACCOUNTING ....................................    16
Article 10. INFRINGEMENT ..............................................    18
Article 11. TERM AND TERMINATION ......................................    20
Article 12. ASSIGNABILITY .............................................    22
Article 13. APPLICABLE LAW; WAIVER ....................................    22
Article 14. INTEGRATION AND INTERPRETATION ............................    22
Article 15. REPRESENTATIONS AND WARRANTIES ............................    23
Article 16. CLAIMS, INDEMNIFICATION AND INSURANCE .....................    23
Article 17. ADVERTISING AND PUBLICITY .................................    25
Article 18. DISPUTE RESOLUTION ........................................    25
Article 19. MISCELLANEOUS .............................................    26
Signatures ............................................................    29
ExhibitA-1 p ..........................................................    30
ExhibitA-2 p ..........................................................    31


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Confidential


                            MASTER LICENSE AGREEMENT
      for Instant Microspheres for Microarterial Imaging and Radiotherapy

     This Master License Agreement ("Agreement") effective September 16, 2003 ("Effective Date") is made by and between the University of Maryland, Baltimore ("UM"), a constituent institution of the University System of Maryland, an agency of the State of Maryland, having an address at 520 West Lombard Street, Baltimore, Maryland 21201, and JDA Medical Technologies, Inc., a corporation of Maryland, with its principal place of business at 6501 Autumn Wind Circle, Clarksville, Maryland 21029 ("Company").


                             ARTICLE 1. BACKGROUND

1.01 As a public research and education institution, UM is interested in licensing Patent Rights (as defined below) to benefit the public by development and marketing of new and useful products and methods.

1.02 Valuable inventions ("inventions"), comprised of the Patent Rights identified in Exhibit A-1, and generally known as "Instant Microspheres for Microarterial Imaging and Radiotherapy" [Docket Code: BL2003-028], have been made by Inventors (as defined below).

1.03 Subject to certain rights retained by the federal government in inventions resulting from federally supported work, under UM policy UM owns all right, title, and interest in and to the Inventions, which has been confirmed by the execution of an assignment to UM from each Inventor.

1.04 Company desires to license the Patent Rights as set forth in this Agreement.


                             ARTICLE 2. DEFINITIONS

     In this Agreement, the following terms have the meanings set forth in this Article.

2.01 "Affiliate": any entity which directly or indirectly controls, is controlled by, or is under common control with Company. "Control" means the right to exercise more than 50% of the voting rights of a controlled corporation, limited liability company, or partnership, or the power to direct or cause the direction of the management or policies of any other controlled entity.

2.02 "Company Data": Information arising out of or resulting from use of the Patent Rights made by one or more employees of, or owned by, Company or


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Company's affiliates or Sublicensees, including, without limitation, documents, drawings, models, designs, data, memoranda, tapes, records, formulae and algorithms, in hard copy form or in electronic form.

2.03 "Company Improvement": Any invention or discovery arising out of or resulting from use of the Patent Rights which is or may be patentable or otherwise protected under law, made by one or more employees of, or owned by, Company or Company's Affiliates.

2.04 "Confidential Information": Information relating to the subject matter of the Patent Rights which has not been made public and includes, without limitation, any documents, drawings, sketches, models, designs, data, memoranda, tapes, records, formulae and algorithms, given orally, in hard copy form, or in electronic form, which Company receives from UM or UM Personnel, or UM or UM Personnel receives from Company.

2.05 "First Commercial Sale": The initial transfer of a Licensed Product for compensation by Company, an Affiliate or a Sublicensee to a Third Party. Transfer of a Licensed Product for clinical testing occurring prior to the issuance of any required regulatory approval for sale does not constitute First Commercial Sale.

2.06 "Inventors": Bruce Line, David Van Echo, Andrew Kennedy, Hamid Ghandehari, and Anjan Nan.

2.07 "Joint Data": Information arising out of or resulting from use of the Patent Rights made by one or more employees of, or owned by, Company or Company's Affiliates, and by one or more UM Personnel, or owned by, UM, including, without limitation, documents, drawings, sketches, models, design, data, memoranda, tapes, records, formulae and algorithms, in hard copy or electronic form..

2.08 "Joint Improvement": Any invention or discovery arising out of or resulting from use of the Patent Rights which is or may be patentable or otherwise protected under law, made by one or more employees of, or owned by, Company or Company's Affiliates, and made by one or more employees of, or owned by, UM.

2.09 "Licensed Field": The use of Patent Rights for all purposes.


2.10 "Licensed Product": Any product which is covered by any claims in the Patent Rights.


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2.11 "Net Sales": The gross sales revenues and fees billed by Company, an
Affiliate or a Sublicensee, for the sale of Licensed Products, less the sum of the following:

     (a) customary trade, quantity and cash discounts actually allowed and taken;

     (b) sales or use taxes, excise taxes and customs duties and other governmental charges included in the invoiced amount;

     (c) outbound transportation, shipping and insurance, prepaid or allowed, if separately itemized on the invoice to the customer; and

     (d) amounts actually allowed or credited on returns or rejections of Licensed Products or billing errors.

Net Sales does not include any resales of Licensed Product after its sale by Company, an Affiliate or a Sublicensee to a Third Party purchaser. In computing Net Sales, (1) no deductions from gross revenues and fees will be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed on the payroll by Company, its Affiliate(s) or Sublicensee(s), or for cost of collections, and (2) Licensed Products will be considered sold when billed out or invoiced, whichever is first.


2.12 "Patent Expenses": All fees and charges of outside patent counsel (whether or not paid by UM or reimbursed to UM) as well as all costs incurred by UM (including fees, charges, and costs incurred before the Effective Date) in connection with the preparation, filing, prosecution, issuance, reissuance, reexamination, interference, and maintenance of applications for patent or equivalent protection for the Patent Rights, UM Improvements, and/or Joint Improvements.

2.13   "Patent Rights": UM's interest in:

     (a) U.S. and foreign patent applications and patents listed in Exhibit A-1 as of the Effective Date;

     (b) any divisions or continuations, or the foreign equivalent of these, of the U.S. and foreign patent applications described in (a);

     (c) foreign patent applications which are filed as the foreign counterparts of the U.S. patent applications described in (a), and the foreign equivalent of divisions or continuations of such foreign patent applications;

     (d) U.S. and foreign patents issuing from the applications described in
     (a), (b), and (c); and

     (e) any reissues, reexaminations or patent-term extensions, or the foreign equivalent of these, of U.S. and foreign patents described in (a) or (d).

2.14 "Sublicensee": A person or entity, including an Affiliate, to which Company sublicenses or transfers all or some of the Patent Rights.

2.15 "Third Party": Any entity or person other than UM, Company, an Affiliate or a Sublicensee.

2.16 "UM Affiliates": University of Maryland Medical System Corporation, faculty practice organizations of UM, and the Baltimore Veterans Administration Medical Center.


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2.17 "UM Data": Information in UM's possession received from Inventors prior to the Effective Date which is directly related to Patent Rights in the Licensed Field and reasonably necessary for the practice of the Patent Rights by Company or an Affiliate or Sublicensee under this Agreement. UM Data includes, without limitation, documents, drawings, models, designs, data, memoranda, tapes, records, formulae and algorithms, in hard copy form or in electronic form. Medical or research information which identifies an individual or which may reasonably be used to identify an individual is expressly excluded from the definition of UM Data and may not be disclosed by UM, its officers, employees, students or agents, to Company, Affiliates, Sublicensees or their officers, servants or agents.

2.18 "UM Improvement": An invention, modification or discovery made by or more UM Personnel, or owned by UM, which is directly related to the Patent Rights in the Licensed Field, the practice of which, if unlicensed, would infringe one or more claims of the Patent Rights, or which, has a similar structure to the Patent Rights and performs a similar function to that described in the patent rights in a better or more economical manner, which is or may be patentable or otherwise protected under law.


2.19 "UM Personnel": Inventors and the students, trainees, and other persons working with Inventors, using UM resources, and subject to the UM intellectual property policy (including any prior or future policy).


2.20 "UM Rights in Improvements": UM Improvements and UM's joint interest in Joint Improvements.


                       ARTICLE 3. GRANT OF LICENSE; OPTION

3.01 Subject to rights of the United States that may exist under grants to UM and pursuant to 35 U.S.C, Section 201 et seq. and all implementing regulations, and subject to Section 3.02, UM grants to Company, and Company accepts, an exclusive worldwide license under Patent Rights to make, have made, use, lease, offer to sell, sell and import the Licensed Products within the Licensed Field for the term of this Agreement. This license includes the right to grant sublicenses consistent with this Agreement.

3.02 UM specifically reserves the rights:

     (a) to practice under the Patent Rights and make and use the Licensed Products on a royalty-free basis solely for research and education, and to license universities, colleges, and other research or educational institutions to practice under the Patent Rights and make and use the Licensed Products on a royalty-free basis solely for research and education;

     (b) to provide information and material covered by the Patent Rights to universities, colleges and other research or educational institutions, but only for research and educational purposes and uses and not for any commercial purposes or uses; and

     (c) to permit UM Personnel to disseminate and publish scientific findings from research related to Patent Rights subject to the requirements in
     Section 7.05, when appropriate.


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3.03 Company may transfer its rights to an Affiliate consistent with this
Agreement, provided Company is responsible for the obligations of its Affiliate relevant to this Agreement, including the payment of royalties, whether or not paid to Company by its Affiliate.

3.04 Company may grant sublicenses consistent with this Agreement, provided Company is responsible for the obligations of its Sublicensees relevant to this Agreement, including the payment of royalties, whether or not paid to Company by its Sublicensees.

3.05 Company will identify its Affiliates and its Sublicensees under this Agreement to UM by name, address and field of sublicense (both as to geography and subject matter), and will promptly provide to UM a copy of each sublicense and a copy of each agreement or document designating or establishing an Affiliate having the right to use the Patent Rights. Company may redact information from an agreement or document provided however UM is advised of the nature of the information redacted, Further, each agreement and document must contain sufficient information for UM to determine that Company, Affiliates and Sublicensees are operating in accordance with this Agreement, including the kinds and amounts of consideration exchanged and the schedule and amount of payments due to Company.

3.06 This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications of UM other than Patent Rights within the Licensed Field, regardless of whether such patent applications or patents are dominant or subordinate to Patent Rights within the Licensed Field. Joint Improvements and UM Improvements are not considered part of Patent Rights unless added to Exhibit A-1 by proper amendment of this Agreement.

3.07 If Company accepts from Affiliates or Sublicensees anything of value in lieu of cash in consideration for any sublicense or other transfer of Patent Rights or Licensed Products, Company must notify UM in writing within 30 days.

3.08

     (a) UM Improvements are owned by UM. Joint improvements are owned jointly by Company and UM. Company Improvements are owned by Company, subject to a non-exclusive, non-transferable, irrevocable, and royalty-free license to UM to practice Company Improvements in any field of use for research or education but not for commercial purposes.

     (b) Subject to rights of other parties sponsoring research at UM, Company has a first option to enter into a license agreement with UM for UM Rights in Improvements, within the Licensed Field, so long as (i) this Agreement is in effect, (ii) Company pays Patent Expenses for UM Rights in Improvements, and (iii) Company has not notified UM that Company declines to exercise its option. During the term of this option,


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     UM Rights in Improvements will be subject to the same patent prosecution terms and conditions applicable to Patent Rights under Article 7 of this Agreement.

     (c) Company is responsible for the filing, prosecution, and maintenance of patent applications for Company Improvements unless Company and UM agree otherwise in writing.

     (d) Company may exercise its option to UM Rights in Improvements by giving written notice to UM within 60 days after Company receives written notice from UM of a UM Improvement or Joint Improvement in accordance with Section 3.08(f) below, or within 60 days after Company gives written notice to UM of a Joint Improvement in accordance with Section 3.08(f) below. Company's exercise of the option initiates a negotiation period of 120 days. If the negotiation period ends and Company and UM have not executed an amendment to this Agreement adding all or a portion of UM Rights in Improvements to the license, UM will be free to license to others all or a portion of UM Rights in Improvements not licensed to Company.

     (e) The terms of any license to Company for UM Rights in Improvements will include a reservation of a nonexclusive, non-transferable, irrevocable and royalty-free license to UM to practice UM Rights in Improvements in any field of use for research and education but not for commercial purposes.

     (1) UM will report promptly to Company in writing each UM Improvement available for option and each Joint Improvement. Company will report promptly to UM in writing each Company Improvement and each Joint Improvement. These reports will be in sufficient detail to determine inventorship. These reports will be treated as Confidential Information. Inventorship will be determined in accordance with the patent laws of the United States.


                       ARTICLE 4. COMPANY RESPONSIBILITIES

4.01 Company will use commercially reasonable efforts to bring one or more Licensed Products to market in each country in which Patent Rights are licensed through a thorough, vigorous and diligent program for exploitation of the Patent Rights within the Licensed Field. Company's efforts must satisfy the following milestones:

     (a) Company has delivered to UM prior to execution of this Agreement a research and development plan (the "R&D Plan") reasonably acceptable to UM, showing the amount of money and time budgeted and planned for technical development of the Patent Rights, and a proposed commercialization scheme for the Licensed Products.

     (b) Within 90 days after the Effective Date, Company will deliver to UM a business plan (the "Business Plan") showing the amount of money, number and kind of personnel, and time budgeted and planned for each phase of development, clinical studies, marketing, manufacturing, and


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     sublicensing of Licensed Products. The Business Plan must include Company's specific plans to secure financing for commercialization of the Invention.

     (c) Company will provide quarterly written reports for the first 3 years after the Effective Date, and annual written reports thereafter, to UM on progress against the R&D Plan and the Business Plan, including detailed technical information on the research and development activities related to the Licensed Products and marketing analyses and any changes in the R&D Plan or Business Plan.

     (d) To the extent that the Company's responsibility for any aspect of the R&D Plan or Business Plan is made the responsibility of an Affiliate or Sublicensee, Company retains its obligations to UM as to this Article as if Company is solely responsible for that aspect.

     (e) Company submits an Investigational Device Exemption for a Licensed Product to the FDA on or before 3 years after the Effective Date.

     (f) Company receives Pre-Market Approval for a Licensed Product on or before 6 years after the Effective Date.

4.02 Company agrees that any Licensed Products for use or sale in the United States will be manufactured substantially in the United States in accordance with the requirements of 35 U.S.C. Section 204 and 37 C.F.R. 401.14(a)(i).

4.03 The use and disclosure of technical information acquired pursuant to this Agreement and the exercise of Patent Rights granted by this Agreement are subject to the export, assets, and financial control regulations of the United States of America, including, without limitation, restrictions under regulations of the United States that may be applicable to direct or indirect re-exportation of such technical information or of equipment, produats, or services directly produced by use of such technical information. Company is responsible for taking any steps necessary to comply with such regulations.

4.04 Company will ensure that "Patent Pending" or the Patent Rights patent number or both appears on all Licensed Products, their labels or their packaging.

4.05 Company represents that, as of the Effective Date, it and its Affiliates qualify as a small business concern that meet the size standards set forth in 13 CFR Part 121 to be eligible for reduced patent fees. Company must provide written notification to UM immediately upon Company's learning that Company and its Affiliates no longer qualify as a small business concern or immediately after Company sublicenses any part of the Patent Rights to an entity that does not qualify as a small business concern.


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                       ARTICLE 5. CONSIDERATION: PAYMENTS

     In consideration of the license granted to Company of the Patent Rights listed in Exhibit A-1 as of the Effective Date:

5.01 Company will pay to UM a non-refundable licensing fee of $10,000.00 which is not creditable against any other fee, royalty, or payment, and is due not later than 30 days after the Effective Date.

5.02

     (a) Company will pay to UM the following commercial milestone payments as they are met:

                (i) FDA approval of Investigational Device
                    Exemption for a Licensed Product:               $ 25,000.00;
               (ii) FDA approval of Pre-Market Approval
                    Application for a Licensed Product:             $ 50,000.00;
              (iii) Acquisition of a controlling interest in
                    Company by a Third Party:                       $100,000.00;
               (iv) Completion of first calendar year in which
                    Net Sales exceed $5,000,000.00:                 $200,000.00

     (b) If Company receives milestone payments from a Sublicensee for any of the milestones listed in Section 5.02(a), the share of any milestone payments paid to UM under Section 5.06(b) may be credited toward the milestone payments required by Section 5.02(a).


5.03 Except to the extent otherwise provided by Sections 5.06 and 5.07, Company and its Affiliates will pay to UM a running royalty on Net Sales of Licensed Products covered by Patent Rights as described in Exhibit A-2. Running royalty payments are due within 60 days after each June 30 and December 31, along with a report as required by Section 9.02. If no running royalty is due for any semi-annual period, Company will so report as required by Section 9.02.

5.04 Company will pay UM minimum annual royalties as set forth below, beginning with a minimum annual royalty due for the calendar year in which the First Commercial Sale occurs, if the aggregate of all running royalties due under
Section 5.03 and all other creditable fees or payments due under this Article 5 is less than the minimum annual royalty amount for that year. The minimum annual royalty for each year is $10,000.00. Company will pay UM the difference between the minimum annual royalty and the total of running royalties and all other creditable fees or payments due for that calendar year within 60 days after the end of that calendar year.

5.05

     (a) Company and its Affiliates will pay running royalties on a country by country basis as provided in Section 5.03 for Net Sales in each country of Licensed Products covered under Patent Rights in that country, until disallowance, expiration or invalidation of all claims in the Patent Rights of that country that cover the Licensed Products.

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     (b) Except as provided in Section 11.01, on a country by country basis, if a claim of any patent comprising the Patent Rights is invalidated by a court of competent jurisdiction from which no appeal is taken, or from which no further appeal can be taken, UM agrees that it will not terminate this Agreement but will terminate only the future obligations of Company pursuant to Article 5 with respect to Licensed Products made under the invalidated claim(s) and not covered by other claim(s) of the Patent Rights.

5.06 For Licensed Products sold by a Sublicensee that is not an Affiliate, Company will pay to UM:

     (a) 25% of all royalties received by Company and its Affiliates from the Sublicensee's Net Sales.

     (b) 25% of all licensing, up-front, milestone or other payments received by Company from the Sublicensee in consideration of its rights as Sublicensee; and

     (c) 25% of the fair market value of non-cash consideration received by Company under the Sublicensee's license agreement. Non-cash consideration may be accepted by Company only with UM's prior written approval. If a Sublicensee's license agreement provides fair market value in cash or non-cash consideration for the Sublicensee's use of Patent Rights and, in addition, provides that Company will receive other funds for separate, reasonable consideration (e.g., payment for Company research, or for the purchase of Company stock at market price), no royalty is due with respect to the Sublicensee's payment of such other funds. The fair market value of non-cash consideration is the greater of the fair market value determined as of the effective date of the sublicense agreement or the date of transfer of the non-cash consideration to the Company.

     For any sublicense executed by Company (or an Affiliate) and the Sublicensee two or more years after the Effective Date, the 25% rates specified in (a), (b) and (c) of this Section 5.06 will be reduced to 15%. Payments under this Section 5.06 are due within 60 days after each June 30 and December 31, along with a report as required by Section 9.02.


5.07

     (a) In the event that Company or an Affiliate or a Sublicensee is required to license one or more technologies of a Third Party in order to make, have made, use, lease, offer to sell, sell or import Licensed Products or to practice or otherwise make use of the Patent Rights, and is required to pay a royalty to one or more Third Parties, Company or its Affiliate may deduct from royalties due to UM 50% of the royalty paid to the Third Party(ies), but in no event may the royalties due to UM be reduced by more than 50% as a result of licenses from Third Parties.

     (b) In sublicense agreements, Company will not permit Sublicensees that are not Affiliates to deduct more than 50% of royalties due to Company as a result of licenses from Third Parties.

5.08

     (a) No multiple fees or royalties are payable because any Licensed Product, its manufacture, use, sale, or lease is or will be covered


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     by more than one patent application or patent licensed under this Agreement as part of Patent Rights.

     (b) The aggregate reduction of royalties on Net Sales as a result of applicability of Sections 5.06 and 5.07 will not exceed 50% of royalties as calculated with no reduction of royalties on Net Sales as permitted by those Sections.

5.09

     (a) Royalties are payable from the country in which they are earned and are subject to foreign exchange regulations then prevailing in the country. Royalty payments must be paid to UM in United States Dollars by check(s) drawn to the order of UM or by electronic funds transfers to an account designated by UM. To the extent sales may have been made by Company, its Affiliates or Sublicensees in a foreign country, those royalties will be determined first in the currency of the country in which the royalties are earned, and then converted to their equivalent in United States Dollars. The buying rates of exchange for converting the currencies involved into the currency of the United States quoted by the Morgan Guaranty Trust Company of New York, New York, averaged on the last business day of each of 6 consecutive calendar months constituting the semi-annual period in which the royalties were earned, will be used to determine any such conversion. Company will bear any loss of exchange or value or pay any expenses incurred in the transfer or conversion to U.S. dollars.

     (b) To the extent that statutes, laws, codes, or government regulations (including currency exchange regulations) prevent or limit royalty payments to UM by Company, its Affiliates or its Sublicensees with respect to Net Sales received in any country, Company will render to UM annual reports of sales of Licensed Products in such country. All monies due and owing UM as provided in the annual reports at UM's option (1) will be deposited promptly by Company, its Affiliates or its Sublicensees, as the case may be, in a local bank in such country in an account to be designated by UM in writing, or (2) will be paid promptly to UM or deposited in its account, as directed in writing by UM in any other country where the payment or deposit is lawful under the currency restrictions.

5.10 If Company sells Licensed Products to its Affiliates or Sublicensees for subsequent resale, no royalty will be due on the sales to Affiliates or Sublicensees, but royalty will be calculated and paid on the resale of the Licensed Product to a Third Party. If Company sells Licensed Products to an Affiliate, Sublicensee, or Third Party in a non-arm's length transaction, and the Licensed Products are not subsequently resold, the selling price of the Licensed Products is deemed to be the selling price that would have been received in an arm's length transaction, based on sales of products of similar quantity and quality on or about the UMe of such transaction, or, in the absence of such sales, based upon reasonable pricing practices in Company's industry.

5.11 Interest is due on any payments to UM required by any Section of this Agreement that are more than 30 days late. Also, interest is due on any underpayments of royalties or other amounts payable to UM under this Agreement. The interest rate is 10% simple interest per annum accruing from the due date.

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5.12 If Joint Improvements and/or UM Improvements are added to Patent Rights by amendment of Exhibit A-1, the amendment will specify whether and how the terms of Sections 5.01 to 5.06 are applied to the Patent Rights. There is no presumption that Joint Improvements or UM Improvements will be licensed upon the terms and conditions originally provided in those Sections.

5.13 Within 90 days after the Effective Date of this Agreement, Company will grant UM 664,028 founders shares in Company (10% of total authorized shares) for and in consideration of this Agreement. Founders shares issued to UM will have the same rights as those issued to other founders. Company acknowledges that UM may transfer any or all of its Company shares to another individual or entity at any time. Company agrees to fully cooperate with UM and to take all actions necessary to complete the prompt transfer of such Company shares in accordance with UM's instructions and subject to any restrictions on voting, sale, transfer, or other matters required by UM. Any document(s) and issued or reissued stock certificates necessary to accomplish a transfer of Company shares by UM will be executed by Company and delivered to UM within 30 days after Company's receipt of UM's request.

5.14 UM's share of total equity in Company will not be diluted to less than 10% of total authorized shares prior to Company raising $250,000 in paid-in capital. Shares issued by Company as incentive stock options under an employee stock plan will not be considered in determining whether UM owns less then 10% of issued stock, provided that stock options under such plan do not exceed 30% of authorized shares.


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                                 ARTICLE 6. DATA

6.01 Company Data is owned by Company. Joint Data is owned jointly by Company and UM. UM Data is owned by UM.

6.02 To the extent permitted by law, UM will keep Company Data and Joint Data confidential in accordance with Article 8, and Company will keep UM Data and Joint Data confidential in accordance with Article 8. Any information that would identify human research subjects or patients will be maintained confidentially by UM and Company to the extent permitted by law.

6.03 While this Agreement is in effect and Company is pursuing commercialization efforts, Company will have the right to use UM Data and Joint Data in and for regulatory filings on behalf of Company or its Affiliates, and UM will have the right to use Company Data and Joint Data for research purposes. If this Agreement is terminated or if Company abandons its commercialization efforts, UM will have (a) the exclusive right to use UM Data and (b) the non-exclusive right to use Joint Data, for research purposes, and for regulatory filings related to Patent Rights, and to authorize others to do so, subject to Article 8.


                 ARTICLE 7. PATENT PROSECUTION AND PUBLICATIONS

7.01

     (a) UM is responsible for filing any patent applications for the Patent Rights, UM Improvements, and Joint Improvements. The scope of patent coverage within Patent Rights, UM Improvements, or Joint Improvements will not be significantly modified by UM without prior review by Company, but any modification will not require the approval of Company, and Company will not control the prosecution of applications for patents for Patent Rights, UM Improvements, or Joint Improvements.

     (b) Company may approve outside patent counsel chosen by UM, which approval must not be withheld or delayed unreasonably.

     (c) UM will provide Company with copies of all substantive communications received from and filed with the U.S. Patent and Trademark Office in connection with the prosecution of patent applications for which Company pays Patent Expenses.

     (d) UM is not liable for any loss, in whole or in part, of a patent term extension granted by the U.S. Patent and Trademark Office on a patent issuing under Patent Rights, even if such loss resulted from the acts or omissions of UM, UM Personnel or UM's patent counsel.

7.02

     (a) UM will invoice Company for Patent Expenses incurred by UM prior to and after the Effective Date with respect to U.S. patents and patent applications. Company will pay the invoice in full to UM within 30 days after the date of UM's invoice. Company's failure to pay an invoice on time will result in interest charges in accordance with Section 5.11 as well as loss of input into patenting decisions until such UMe as Company pays all outstanding invoices for Patent Expenses. Additionally, Company's failure to pay an invoice within 90 days after date of invoice will result in termination of Company's option rights under Section 3.08.

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     (b) With respect to the filing and prosecution of foreign patent applications specified by Company in accordance with Section 7.04, Company will pre-pay or directly pay charges and fees, including attorneys' fees, at UM's option.

     (c) If Company does not license UM Improvements or UM's rights in Joint Improvements, Company will have no obligation under Section 3.08(b) to pay Patent Expenses related to the UM Improvements or Joint Improvements incurred by UM for patent filing and prosecution activities occurring more than 60 days after Company's option is terminated or expires as provided in
     Section 3.08. UM will act in good faith to minimize the Patent Expenses incurred between receipt of notice and the end of the 60 day period.

     (d) If this Agreement is terminated for any reason other than expiration in accordance with Section 11.01, Company will have no obligation to pay Patent Expenses related to Patent Rights or UM Rights in Improvements incurred by UM for patent filing and prosecution activities occurring more than 60 days after termination. UM will act in good faith to minimize the Patent Expenses incurred between receipt of notice of termination and the end of the 60 day period.

7.03 Company and UM will cooperate to limit the Patent Expenses while ensuring that the Patent Rights cover all items of commercial interest and importance. UM is solely responsible for making decisions regarding scope and content of U.S. and foreign applications to be filed under Patent Rights and prosecution of the applications. UM will give Company reasonable opportunity to advise UM. Company will cooperate with UM in the prosecution, filing, and maintenance of any patent applications. UM will advise Company promptly as to all material developments with respect to the applications. Copies of all papers received and filed in connection with prosecution of applications will be provided promptly to Company to enable it to advise UM thereon, but only as to those countries designated by Company pursuant to Section 7.04.

 7.04

     (a) UM will file patent applications for Inventions and UM Rights in Improvements in Japan and Canada, the European States (defmed as "EP" on the international application form of the Patent Cooperation Treaty), and additional countries specified by Company in accordance with this section. Company will specify in writing to UM the additional foreign countries in which patent applications are to be filed and prosecuted. Company will specify such additional countries no later than 60 days before the national phase filing deadline for the pertinent patent application. UM will cause foreign filings to be made by UM's patent counsel, subject to Company's payment of Patent Expenses as set forth in Section 7.02. If Company gives at least 60 days prior written notice to UM, Company may elect to discontinue support for Patent Expenses in any country other than the United States, Japan, Canada and the European States. Company will be responsible for reasonable Patent Expenses incurred in that 60 day period with respect to the country or countries where Company is ceasing support. From and after UM's receipt of Company's notice, Company's rights in Patent Rights and UM Rights in Improvements will terminate with respect to the country or countries where Company is ceasing support, and Company will execute such documents as reasonably may be requested by UM to confirm termination of Company's rights.

     (b) UM may elect to file and prosecute patent applications, solely at its own expense, in foreign countries not listed in Section 7.04(a) or not specified by Company. If UM so elects, UM will notify Company of such election. Company shall notify UM in writing within 30 days if it agrees to support the relevant Patent Expenses in any such country. In the event Company declines to support the relevant Patent Expenses or Company does not timely respond to UM's notice, Company will have no right to approve UM's patent counsel, and no license rights with respect to Patent Rights in those countries, and no option rights with respect to UM Rights in Improvements in those countries.

7.05 In order to safeguard Patent Rights and UM Rights in Improvements, UM will request that UM Personnel not disseminate or publish any results or otherwise publicly disclose the results of research performed by UM Personnel relating to the Patent Rights within the Licensed Field and subject to the license(s) or option granted to Company under this Agreement unless any materials containing those results are first submitted to Company for review, comment, and consideration of appropriate patent action. UM will request that UM Personnel submit such materials relating to a planned written publication or other public disclosure to Company for review at least 60 days prior to the date of the planned submission for written publication. Company will advise UM within 30 days after receipt of the materials whether patent applications should be filed in connection with obtaining or maintaining Patent Rights related to the materials submitted by UM. UM will request UM Personnel to delay written publication or public disclosure up to a maximum of 90 days after the date Company receives the materials to enable UM to file, at Company's expense, any patent applications recommended by Company.


                           ARTICLE 8. CONFIDENTIALITY

8.01 It may be necessary for either party to disclose to the other certain Confidential Information. Disclosures by UM are deemed to refer to disclosures by any UM Personnel. Disclosures by Company are deemed to refer to disclosures by Company officers, directors, employees or agents. Confidential Information may be disclosed only in accordance with the provisions of this Article.

8.02 Except as hereafter specifically authorized in writing by the disclosing party, the receiving party will not disclose or use the Confidential Information for a period of 5 years after the date of receipt of Confidential Information.

8.03 These obligations of non-disclosure and nonuse do not apply to any Confidential Information which the receiving party can demonstrate by reliable written evidence:

     (a) was generally available to the public at the time of disclosure to the receiving party; or

     (b) was already in the possession of the receiving party at the time of the disclosure, other than pursuant to a confidential disclosure agreement between the parties and not due to any unauthorized act by the receiving party; or

     (c) was developed by the receiving party prior to the disclosure; or

     (d) the receiving party is required by law to disclose.

8.04 These obligations of non-disclosure and nonuse will not continue to apply to any Confidential Information which the receiving party can demonstrate by reliable written evidence.

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Confidential


     (a) has become generally available to the public other than through a breach of this Agreement by the receiving party after disclosure;

     (b) has been acquired by the receiving party on a nonconfidential basis from any third party having a lawful right to disclose it to the receiving party; or

     (c) corresponds to information developed by the receiving party independent of and with no reliance upon the disclosing party's Confidential Information.

8.05 Each party will use that level of care to prevent the use or disclosure of the other party's Confidential Information as it exercises in protecting its own Confidential Information.

8.06 All Confidential Information will be clearly marked as confidential by the disclosing party and, if not in written or tangible form when disclosed, will be indicated as confidential upon disclosure and then summarized in writing and so marked as confidential within 30 days after disclosure to the receiving party.

8.07 Notwithstanding the foregoing, Company, its Affiliates and its Sublicensees are permitted to disclose and use the Confidential Information to the extent reasonably necessary to exercise Company's license or sublicenses hereunder, provided that any disclosure is made subject to confidentiality restrictions consistent with those accepted by Company in this Agreement.

8.08 UM is an educational institution with standards and practices for protection of Confidential Information which differ from Company's standards and practices. By this Agreement UM undertakes to use reasonable efforts to protect the confidentiality of Company's Confidential Information. Company agrees that, provided such efforts are made, it will not seek to hold UM or UM Personnel liable in the event of disclosure of Company's Confidential Information.

8.09 The records of UM are subject to the Maryland Access to Public Records Law (Title 10, Subtitle 6, Part III, State Government Article, Annotated Code of Maryland).


This Agreement and its Exhibits (whether or not made park of this Agreement) are public records of UM under the Act. Reports to UM, as provided in Article 9, are public records of UM. Confidential Information of Company contained in this Agreement (and its Exhibits) and any other Confidential Information of Company received by UM is not subject to disclosure in response to a request under the Act if the Confidential Information is determined to be confidential financial information, confidential commercial information, or trade secret information as provided in Section 10-617(d) of the Act. Company asserts that any Confidential Information of Company provided to UM under this Agreement is confidential financial or commercial information, or trade secret information, not subject to disclosure under the Act. Unless UM determines on the advice of counsel that such position is not reasonable, UM agrees to assert this position in response to any request for public records applicable to Company's Confidential Information, and to promptly notify Company upon receipt of such a request.

8.10 Upon termination of this Agreement for any reason other than those set forth in Section 11.01 or a material breach by UM, Company will return to UM all material which is Confidential Information of UM, together with all copies and other forms of reproduction, except that a single archive copy may be kept in Company's legal files. Each party agrees that termination of this Agreement does not alter the 5 year obligation of confidentiality set forth in Section 8.02.


                         ARTICLE 9. REPORTS AND ACCOUNTING

9.01 During the term of this Agreement and for 5 years after its termination, Company will keep, and require each Affiliate and Sublicensee to keep, complete, true, and accurate records containing all the particulars that may be necessary to enable royalties payable to UM to be determined, and permit these records to be inspected at any time during regular business hours, upon reasonable notice, by an independent auditor appointed by UM for this purpose and acceptable to Company who will report to UM only the amount of royalty payable under this Agreement. This audit will be at UM's expense unless the audit shows an underpayment in amounts due to UM in relation to amounts paid to UM by 5% or more for any semi-annual period (as defined in Section 9.02) subject to audit, in which case the audit expense will be borne by Company.

9.02 Within 60 days after each June 30 and December 31, Company will deliver to UM a true and accurate report, giving particulars of the business conducted by Company, its Affiliates and its Sublicensees, if any, in the preceding semi-annual period that are pertinent to any accounting for royalties, fees, or other payments under this Agreement. These reports will be certified as correct by an authorized officer of Company and will include at least the following information for the semi-annual period:

     (a) number of Licensed Products manufactured and sold by Company and by each Affiliate and each Sublicensee;
     (b) total billings for Licensed Products sold by Company and by each Affiliate and by each Sublicensee;
     (c) accounting for all Licensed Products used or sold;
     (d) deductions as provided in Section 2.11; and
     (e) names and addresses of all Affiliates and Sublicensees of Company.


9.03 With each report submitted in accordance with Section 9.02, Company must pay to UM the royalties, fees, or other payments due and payable under this Agreement for the semi-annual period covered by the report. If no royalties, fees or other payments are due, Company will so report.

9.04 UM is a unit of the government of the State of Maryland. Where Company, an Affiliate or a Sublicensee is required to report and withhold for taxation revenues paid to UM as licensor, Company, the Affiliate or the Sublicensee will assert that UM is exempt from the tax by virtue of its governmental status. If the Company, Affiliate, or Sublicensee nevertheless is required to withhold tax, any tax required to be withheld will be paid promptly by Company or its Affiliates and its Sublicensees for and on behalf of UM to the appropriate governmental authority, and Company will furnish UM with proof of payment

Confidential

of the tax together with official or other appropriate evidence issued by the competent governmental authority sufficient to enable UM to support a claim for tax credit or refund with respect to any sum so withheld. Any tax required to be withheld on payments by Company to UM will be an expense of and be borne solely by UM, and Company's royalty payment(s) to UM following the withholding of the tax will be decreased by the amount of such tax withholding. Company will cooperate with UM in the event UM elects to seek, at its own expense, administrative or judicial determination of tax exemption.

9.05 During the implementation of the R&D Plan and Business Plan described in
Section 4.01, and if requested by UM, Company will allow UM to inspect, at any time during regular business hours and upon reasonable notice, all Company correspondence to and from any pertinent U.S. regulatory agency and any foreign equivalent.

9.06 Company will report to UM within 30 days after occurrence, each of the following:

     (a) submission of Investigational Device Exemption;
     (b) submission of Pre-Market Approval Application;
     (c) approval of Pre-Market Approval Application; and
     (d) First Commercial Sale.


                            ARTICLE 10. INFRINGEMENT

10.01 UM and Company agree to notify each other promptly of each infringement or possible infringement of the Patent Rights of which either party becomes aware.

10.02 Company may (a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Patent Rights licensed to Company; (b)in any such suit, enjoin infringement and collect for its use damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle any claim or suit for infringement of the Patent Rights. Company may not compel UM to initiate or join in any such suit for patent infringement. Company may request UM to initiate or join in any such suit if necessary to avoid dismissal of the suit. If UM is made a party to any such suit, Company will reimburse and indemnify UM for any costs, expenses, or fees which UM incurs as a result of UM's joinder. In all cases, Company agrees to keep UM reasonably apprised of the status and progress of any litigation.

10.03 If an infringement action or a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against Company or raised by way of counterclaim or affirmative defense in an infringement suit brought by Company under Section 10.02, Company may (a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Patent Rights; (b)in any such suit, ultimately enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle any claim or suit for damages or a declaratory judgment involving the Patent Rights. Company may not compel UM to initiate or join in any such suit. Company may request UM to initiate or join in any such suit if necessary to avoid dismissal of the suit. If UM is made a party to any such suit,

Company will reimburse and indemnify UM for any costs, expenses, or fees which UM incurs as a result of UM's joinder. In all cases, Company agrees to keep UM reasonably apprised of the status and progress of any litigation.

10.04 Company will not settle any action described in Section 10.02 or 10.03 without first obtaining the consent of UM, which consent will not be withheld or delayed unreasonably. In any action under Sections 10.02 or 10.03, the expenses of Company and UM, including costs, fees, attorney fees, and disbursements, will be paid by Company. Up to 50% of such expenses may be credited against the running royalties payable to UM under Article 5 under the Patent Rights in the country in which such suit is filed. If 50% of such expenses exceed the amount of running royalties payable by Company in any royalty year, the expenses in excess may be carried over as a credit on the same basis in succeeding royalty years. Any recovery of compensatory damages made by Company, through court judgment or settlement, will be treated as Net Sales and royalties will be paid by Company to UM in accordance with Article 5. Any other recovery made by Company, through court judgment or settlement, first will be applied to reimburse UM for running royalties withheld as a credit against litigation expenses and then to reimburse Company for its litigation expense. Any remaining recoveries will be shared equally by Company and UM.

10.05 UM will cooperate fully with Company in connection with any action under Sections 10.02 or 10.03. UM agrees to provide prompt access to all necessary documents and to render reasonable assistance in response to requests by Company.

10.06 UM has a continuing right to intervene in a suit initiated by Company under Section 10.02 or in a declaratory judgment action involving the Patent Rights brought against Company under Section 10.03. In either case, if UM chooses to intervene, UM will be responsible for its litigation expenses and will be entitled to all recoveries which it obtains for itself as a result of its intervention.

10.07 If Company desires to initiate a suit for patent infringement under
Section 10.02, Company will notify UM in writing within 90 days after giving or receiving notice of infringement under Section 10.01. If Company fails to notify UM of its intent to initiate suit within the 90 day period or if Company notifies UM that it does not intend to initiate suit, UM may initiate suit at its own expense. In such case, UM is entitled to all recoveries from such action.

10.08 If an infringement action or a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against Company or raised by way of counterclaim or affirmative defense in an infringement suit brought by Company as described in Section 10.02, Company will notify UM whether Company intends to respond in opposition to such legal action within 10 days after Company's receipt of notice of the filing of such action. If Company fails to notify UM of its intent to respond in opposition to such legal action within the 10 day period, or if Company notifies UM that it does not intend to oppose the action, UM may respond to the legal action at UM's expense. In such case, UM is entitled to all recoveries from such action.

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

Confidential


10.09 Company will cooperate fully with UM in connection with any action described in Sections 10.07 or 10.08. Company agrees to provide prompt access to all necessary documents and to render reasonable assistance in response to requests by UM.

                        ARTICLE 11. TERM AND TERMINATION

11.01 Unless sooner terminated in accordance with any of the succeeding provisions of this Article 11, this Agreement will continue in full force and effect until the disallowance, expiration, or invalidation of the last Patent Right anywhere which is licensed under this Agreement.

11.02 Should Company fail to pay UM any sum due and payable under this Agreement, UM may terminate this Agreement on 60 days written notice, unless Company pays UM within the 60 day period all delinquent sums together with interest due and unpaid. Upon expiration of the 60 day period, if Company has not paid all sums and interest due and payable, the rights, privileges, and licenses granted under this Agreement terminate.

11.03 Prior to the First Commercial Sale of a Licensed Product to a Third Party, Company is considered diligent with regard to development of a Licensed Product as long as Company updates and reports progress against the R&D Plan and Business Plan described in Section 4.01 and as long as Company: continues to provide the necessary financial and other resources which are required to maintain progress in accomplishing the R&D Plan, as it relates to Licensed Products; conducts or enables others to conduct the activities required to maintain scheduled progress in accomplishing the Business Plan, as it relates to Licensed Products; and meets the deadlines for filing an. Investigational Device Exemption and receiving Pre-Market Approval as provided in Section 4.01.

11.04 If UM declares Company not diligent in development or sales of Licensed Product based upon the criteria set forth in Section 11.03, then UM may terminate this Agreement upon 30 days written notice. The withholding by a regulatory agency of marketing approval in spite of Company's diligent effort to obtain such approval may not be the basis for UM to declare Company not diligent.

11.05 Except as set forth in Sections 11.02, 11.04, or 19.03, in the event that any provision of this Agreement is breached by Company, any Affiliate or any Sublicensee, UM may terminate this Agreement and any sublicenses granted hereunder upon 90 days written notice to Company. However, if the breach is corrected within the 90 day period and UM is reimbursed for all damages directly resulting from the breach, this Agreement and any sublicenses will continue in full force and effect and UM will so notify the Company is writing.

11.06 Company may terminate this Agreement at any time by giving UM 30 days written notice of termination, and upon payment to UM of all payments maturing through the effective date of the termination and all Patent Expenses invoiced by UM within 30 days after the effective date of the termination.

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Confidential


11.07 Expiration or termination of this Agreement does not relieve either party of any obligation for payment and reporting which arises before expiration or termination including obligations under Articles 5 and 9. Articles 10, 15, 16, 17, and 18 and Sections 5.13, 5.14, 6.03, 11.08, 11.09, 11.10, 11.11, 11.12, and
19.11 will survive expiration or termination. Article 8 and Sections 9.01 and
19.02 will survive expiration or termination and will expire in accordance with their terms. Other sections of this Agreement will be effective after expiration or termination where that intent is clear from the content of those sections.

11.08 Upon termination of this Agreement for any reason, any Sublicensee not in default may seek a license from UM.

11.09 Upon and effective as of the date of expiration or termination of this Agreement, Company, upon UM's request, will transfer to UM a non-exclusive, non-transferable, irrevocable and royalty-free license with the right to sublicense others granting UM the right to practice Company Improvements in any field of use for research and education but not for commercial purposes.

11.10 Upon the effective as of the date of termination of this Agreement for any reason, Company, upon UM's request, will grant to UM any and all rights to trademarks and tradenames associated only with Licensed Products. Any written document(s) necessary to accomplish a transfer of these rights will be executed by Company and delivered to UM within 30 days after Company's receipt of UM's request.

11.11 Upon expiration or termination of this Agreement for any reason, at UM's request, Company will provide UM with a copy of Company Data and Joint Data.

11.12 Upon the expiration or termination of all or part of the license rights of Company under this Agreement, and at UM's request, Company will execute a document acknowledging the license rights that have expired or terminated.

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Confidential


                            ARTICLE 12 ASSIGNABILITY

12.01 Company may assign this Agreement to an Affiliate or to a successor to all or substantially all of the Company's assets or business to which this Agreement relates. Company may not otherwise assign or transfer this Agreement without the prior written consent of UM, which will not be unreasonably withheld.

12.02 UM may assign this Agreement to a successor-in-interest but UM may not otherwise assign or transfer this Agreement without the prior written consent of Company, which will not be unreasonably withheld.


                       ARTICLE 13. APPLICABLE LAW; WAIVER

13.01 This Agreement is made and construed in accordance with the laws of the State of Maryland without regard to choice of law issues, except that all questions concerning the construction or effect of patents will be decided in accordance with the laws of the country in which the particular patent concerned has been granted.

13.02 Company submits itself to the jurisdiction of the State courts of the State of Maryland and Federal courts within the State of Maryland for purposes of any suit relating to this Agreement, and further agrees that any action against UM relating to this Agreement will be initiated by Company only in a court of competent jurisdiction in Baltimore City, Baltimore County, or Howard County, Maryland.

13.03 UM and Company waive their rights to trial by jury as to any litigation between them relating to this Agreement.


                   ARTICLE 14. INTEGRATION AND INTERPRETATION

14.01 This Agreement, together with any Exhibits specifically referenced and attached, embodies the entire understanding between Company and UM. There are no contracts, understandings, conditions, warranties or representations, oral or written, express or implied, with reference to the subject matter of this Agreement that are not merged in this Agreement.

14.02 This Agreement is negotiated as an arm's-length business transaction. Draftsmanship will not be taken into account in construing the Agreement.

14.03 If any condition or provision in any article of this Agreement is held to be invalid or illegal or contrary to public policy by a court of competent jurisdiction from which there is no appeal, this Agreement will be construed as though the provision or condition did not appear. The remaining provisions of this Agreement will continue in full force and effect.

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Confidential


                   ARTICLE 15. REPRESENTATIONS AND WARRANTIES

15.01 UM hereby represents that to the knowledge of the executing UM officer, as of the date of execution by the officer, (a) as confirmed by assignments from UM Personnel who are known to be Inventors, UM has full right, title, and interest in and to the Patent Rights identified in Exhibit A-1 (subject to any rights of the United States under grants to UM and pursuant to 35 U.S.C. Section 201 et seq and all implementing regulations); (b) the Patent Rights identified in Exhibit A-1 are not the subject matter of any currently pending litigation involving UM, and UM has not been informed of any related litigation contemplated either by UM or any Third Party; and (c) UM is unaware that any person disputes inventorship or ownership of Patent Rights as described in this Agreement. UM warrants that the officer of UM executing this Agreement is authorized to do so on behalf of UM. UM EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, AND PATENT VALIDITY, WITH RESPECT TO PATENT RIGHTS.

15.02 Company hereby represents and warrants to UM that: (a) Company has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement; (b) the execution, delivery and performance by Company of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree, or other instrument binding upon Company; and (c) the officer of the Company executing this Agreement has been authorized by the Company's board of directors or governing body to execute this Agreement as the act of the Company.


                ARTICLE 16. CLAIMS, INDEMNIFICATION AND INSURANCE

16.01 UM and its officers and employees acting within the scope of their employment by UM are subject to the Maryland Tort Claims Act ("the Act"), Title 12, Subtitle 1, State Government Article, Annotated Code of Maryland, which permits claims in tort against the State of Maryland under certain circumstances and subject to limits provided by law. In order to file a claim under the Act, a claimant must submit a written claim to the Treasurer of the State of Maryland or a designee of that office within one year after the injury to the person or property that is the basis of the claim. Company warrants and represents that at least 30 days prior to a Licensed Product entering a clinical investigation as defined in 21 CFR 56, Company will acquire comprehensive liability and property damage insurance coverage in the minimum amounts of$ 1,000,000 per claim and $3,000,000 aggregate, applicable to bodily injury, property damage, and product liability claims. Company warrants that the comprehensive liability and property damage insurance that Company will purchase will cover contractually assumed liabilities referred to in Section 16.02, and Company will maintain such coverage throughout the remaining term of this Agreement. During the period from the execution of this Agreement up to 30 days before entering a clinical investigation as defined in 21 CFR 56, Company will maintain liability insurance

Confidential


at limits to sufficiently cover its obligations under this Agreement and such insurance will cover contractually assumed liabilities referred to in Section
16.02. A certificate evidencing the required insurance coverage will be delivered to UM: (i) at or before execution of this Agreement; (ii) each time there is a change in Company's insurance coverage; (iii) each time Company's insurance coverage is renewed; and (iv) prior to a Licensed Product entering a clinical investigation as defined in 21 CFR 56. Company agrees to require its insurance carriers) to notify UM within 15 days prior to cancellation of Company's insurance coverage. If Company does not secure liability insurance written on an occurrence basis, but instead secures liability insurance written on a claims-made basis, Company warrants that it will purchase extended reporting coverage or otherwise provide insurance satisfying its obligations hereunder for a period of not less than three years following termination of this Agreement.

16.02 (a) Company will defend, indemnify, and hold harmless UM, UM Personnel, UM Affiliates, the University System of Maryland, the State of Maryland, and their regents, officers, employees, students, and agents (each individually a "UM Party" and all, collectively "UM Parties") against any and all claims, costs or liabilities, including attorney's fees and court costs at trial and appellate levels, for any loss, damage, personal injury, or loss of life:

          (i) caused by the actions of Company, its Affiliates, or Sublicensees, or their officers, servants, or agents, or Third Parties acting on behalf of or under authorization from Company, its Affiliates or Sublicensees, in the performance of this Agreement;

          (ii) arising out of use of licensed Patent Rights by Company, its Affiliates, or Sublicensees or their officers, servants, or agents, or by any Third Party acting on behalf of or under authorization from Company, its Affiliates, or Sublicensees; or

          (iii) arising out of use by a UM Party of products, processes, or protocols developed either by Company, its Affiliates, or Sublicensees or their officers, servants, or agents, or by Third Parties acting on behalf of or under authorization from Company, its Affiliates or Sublicensees, in the performance of this Agreement, unless the claim, cost, or liability is attributable solely to the negligence of a UM Party

     (b) Company's agreement to defend, indemnify and hold harmless a UM Party is conditioned upon:

          (i) UM promptly notifying Company in writing after UM receives notice of any claim, and

          (ii) the UM Party seeking indemnification fully cooperating with Company in the defense of the claim.


     (c) Company's agreement to defend, indemnify and hold harmless a UM Party will not apply to any claim, cost, or liability attributable to the negligent act or willful misconduct of the UM Party.

16.03 UM and Company further agree that nothing in this Agreement will be interpreted as:

     (a) a denial to either party of any remedy or defense available to it under the laws of the State of Maryland;

Confidential

     (b) the consent of the State of Maryland or its agents and agencies to be sued; or

     (c) a waiver of sovereign immunity or any other governmental immunity of the State of Maryland and UM beyond the extent of any waiver provided by law.


                      ARTICLE 17. ADVERTISING AND PUBLICITY

17.01 Neither party will use the name of the other or any of its employees or personnel, or any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from the other party. Either party may publicize the fact that the parties have made this Agreement.


                         ARTICLE 18. DISPUTE RESOLUTION

18.01 If a dispute between the parties related to this Agreement arises, either party, by notice to the other party, may have the dispute referred to the parties' respective officers designated below, or their successors, for attempted resolution by good faith negotiations within 30 days after the notice is received. The designated officers are as follows:

For Company:             Chief Financial Officer
For UM:                  Vice President, Research and Development

     In the event the designated officers are not able to resolve the dispute within this 30 day period, or any agreed extension, they will confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable Third Party or a national mediation organization. The parties agree that they will participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator will be shared equally by the parties. Any applicable statute of limitations will be tolled during the pendency of a mediation initiated under this Agreement. Evidence of anything said or any admission made in the course of any mediation will not be admissible in evidence in any civil action between the parties. In addition, no document prepared for the purpose of, or in the course of, or pursuant to, the mediation, or copy thereof, will be admissible in evidence in any civil action between the parties. However, the admissibility of evidence will not be limited if all parties who participated in the mediation consent to disclosure of the evidence.

                            ARTICLE 19. MISCELLANEOUS

19.01 No license or right is granted by implication or otherwise with respect to any patent application or d by either party, unless specifically set forth in this Agreement.

19.02 Company, its Affiliates, Sublicensees, subcontractors and agents will not knowingly employ or directly or indirectly, any person working in the Licensed Field, or involved in negotiating ti Dn behalf of UM, while the person is employed by UM or for 2 years thereafter, unless UM mpany with prior written consent of the UM President to the employment or compensation by Company. "Compensation" includes but is not limited to: cash, stock, stock option or stock purchase consulting agreements, gifts, grants, stipends, loans, perquisites, promises of future employment or any other form of consideration or agreement executed between a UM employee and Company, its ublicensees, subcontractors or agents. "Employment" includes both uncompensated and compensated service to Company. The Maryland Public Ethics Law, Title 15, State Government Article, Code of Maryland, may apply to a decision by the UM President in regard to such matter.

     This Section is not intended to prevent Inventors from owning stock of Company received by a distribution of licensing revenues under the University System of Maryland Intellectual Property Policy. As Company stockholders, Inventors may receive dividends and enjoy other benefits of ship, subject to any terms and conditions UM or Company may require in order to satisfy conflict of interest concerns. Should UM terms and conditions be relevant to the relationship of Company to Inventors, as shareholders, UM will advise Company of them. This provision is not intended to prevent Company from placing any restrictions upon Inventors' stock that may be necessary to satisfy federal or state laws or regulations applicable to Company or to development of Licensed Products.

19.03 Company will provide written notice to UM prior to the filing of a petition in bankruptcy if Company intends to file a voluntary petition, or, if known by Company through statements or letters from a creditor or otherwise, if a Third Party intends to file an involuntary petition in bankruptcy against Company. Notice will be given at least 75 days before the planned filing or, if such notice is not feasible, as soon as Company is aware of the planned filing. Company's failure to perform this obligation is deemed to be a material prepetition incurable breach under this Agreement not subject to the 90-day notice requirement of Section 11.05, and UM is deemed to have terminated this Agreement 75 days prior to the filing of the bankruptcy petition.

19.04 If Company conducts clinical trials of a Licensed Product, it will give full consideration to use UM or the University of Maryland Medical System Corporation as a site for clinical trials, subject to agreement on terms and conditions, including compensation, negotiated in good faith.

19.05 Neither party is liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay is required in order to comply with any governmental regulation, request or order, or necessitated by other circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to Acts of God, war (declared or undeclared), insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not such labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable a party to perform its obligations. Each party will: (a) promptly notify the other party in writing of an event of force majeure, the expected duration of the event and its anticipated effect on the ability of the party to perform its obligations; and (b) make reasonable efforts to remedy the event of force majeure.

19.06 All notices, consents and other communications required or allowed under this Agreement must be in writing and are effective upon receipt: (a) when delivered by hand; or (b) when received by the addressee after being mailed by registered or certified mail (air mail if mailed overseas), return receipt requested; or (c) when received by the addressee, by delivery service (return receipt requested), in each case addressed to the party at its address set forth below (or to another address that a party may later designate by notice to the other party):

 If to UM:            Director, Technology Commercialization Office of Research
                      and Development University of Maryland, Baltimore 515
                      West Lombard Street, Suite 500 Baltimore, Maryland
                      2120 1-1602

 Copy to:             University Counsel
                      University of Maryland, Baltimore
                      520 West Lombard Street, Second Floor Baltimore, Maryland 2 1201-1627



If to Company:        Chief Financial Officer

                      JDA Medical Technologies, Inc. 6501 Autumn Wind Circle Clarksviile, MD 21029

19.07 This Agreement, including Exhibits, may not be amended, nor may any right or remedy of either party be waived, unless the amendment or waiver is in writing and signed by a duly authorized representative of each party.

19.08 A failure or delay by a party in exercising any of its rights or remedies under this Agreement does not constitute a waiver of the rights or remedies, nor does any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

19.09 UM and Company are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives or employees of the other, nor is there any status or relationship between them other than that of independent contractors. Neither party has any responsibility nor liability for the actions of the other party except as specifically provided in this Agreement. Neither party has any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

19.10 Unless otherwise provided, all costs and expenses incurred in connection with this Agreement will be paid by the party which incurs the cost or expense, and the other party has no liability for such cost or expense.

19.11 This Agreement is not intended to create, and does not create, enforceable legal rights as a third party beneficiary or through any other legal theory on the part of any University Personnel or any other person except as otherwise provided by Section 16.02.


19.12 This Agreement is signed in duplicate originals. The headings used in this Agreement are for convenience of reference only and do not affect the meaning or construction of this Agreement.

19.13 If UM offers incubator space for rent to licensees of UM technologies following the opening of the 15MB Health Sciences Research Park, UM will offer Company a reasonable amount of space at terms comparable to those offered by UM to similarly situated companies.

19.14 UM will cooperate with Company's reasonable requests for UM participation in Company's ftmdraising, regulatory and business development activities. This agreement does not create personal obligations on the part of any of the Inventors or other UM Personnel. Company, upon UM's request, will reimburse UM for any out of pocket expenses it may incur in connection with such activities (e.g., travel expenses; duplication of materials or media).

The parties have caused this Agreement to be executed by their duly authorized representatives on the dates indicated below.

UNIVERSITY OF MARYLAND
BALITMORE


BY:  /s/  David J. Ramsay                    WITNESS:  /s/  Carol Cra?????
    --------------------------------                   -------------------------
    David J. Ramsay, D.M., D.Phil

Date:  2-19-04                               Date:  2/19/04
       -----------------------------                ----------------------------


JDA MEDICAL - CHOOMS, INC.






BY:  /s/  Jeff Franco                        ATTEST:  /s/   ???????
     -------------------------------                  --------------------------
     Jeff Franco
     Chief Financial Officer


Date:  ???????????????                       Date:  2/23/04
       -----------------------------                ----------------------------

Confidential


                                                                      EXHIBIT A-

                                1: PATENT RIGHTS


United States Patent Application Serial Number 60/479,832

Date Filed:  6/20/2003

Title:  "Instant microspheres for microarterial imaging and radiotherapy"

Inventors:  Line, Van Echo, Kennedy, Ghandehari, and Nan Docket

Code:  BL-2003-028

Patent applications and patents described in Section 2.15(b), (c), or (d) will be added to Exhibit A-1 through an amendment in accordance with Section 19.07.



                         UM Acknowledged Date ????????

            Company Acknowledged ______________ Date ______________

Confidential


                           EXHIBIT A-2: ROYALTY RATES

United States Patent Application Serial Number 60/479,832                   2.5%
Date Filed:  6/20/2003
Title:  "Instant microspheres for microarterial imaging and radiotherapy"
Inventors: Line, Van Echo, Kennedy, Ghandehari, and Nan Docket Code:
BL-2003-028



                         UM Acknowledged Date ????????

            Company Acknowledged ______________ Date ______________

                                                       Exhibit 10.21  Continued

                              AGREEMENT AND CONSENT


     This Agreement and Consent (this "Agreement") by and between University of Maryland, Baltimore, a constituent institution of the University System of Maryland (which is a public corporation and an instrumentality of the State of Maryland) ("UMB"), and JDA Medical Technologies, Inc., a Maryland corporation ("Company"), is made this __ day of July, 2006.

     The parties hereby agree as follows:

                               ARTICLE 1. RECITALS

     1.01 Pursuant to the Master License Agreement dated September 16, 2003 by and between UMB and Company (the "MLA"), UMB granted to Company an exclusive worldwide license under certain Patent Rights to make, have made, use, lease, offer to sell, sell and import the Licensed Products within the Licensed Field for the term set forth in the MLA.

     1.02 Company proposes to enter into a merger transaction (the "Merger") with BestNet Communications Corporation ("BestNet") and Oncologix Corporation ("Oncologix"), pursuant to an Agreement of Merger and Plan of Reorganization dated July ___, 2006 (the "Merger Agreement"). Company represents and warrants that a true and complete copy of the Merger Agreement has been submitted to UMB, and no provision of the Merger Agreement has been amended, modified, or waived.

     1.03 If the merger is closed on the terms and conditions set forth in the Merger Agreement, UMB hereby consents to the Merger and to the assignment to and assumption by Oncologix of the MLA in connection therewith.

     1.04 In order to allow Company to close the Merger, the parties agree to amend the MLA as set forth below. The parties have also agreed as to certain other matters as set forth below

     1.05 All capitalized terms not defined or re-defined herein shall have the meaning otherwise given in the MLA.


                       ARTICLE 2. COMPANY RESPONSIBILITIES

     2.01 Section 4.01(e) of the MLA is hereby deleted and in its place is inserted the following:

          "(e) On or before September 16, 2008, (a) Company (or a duly authorized Sublicensee in any country other than the U.S.) submits an Application for an Investigational Device Exemption ("IDE") for a Licensed Product to the FDA, or any foreign equivalent, or (b) Company (or a duly authorized Sublicensee in any country other than the U.S.) commences a Clinical Trial of a Licensed Product. For purposes of this License Agreement, "Clinical Trial" shall mean a human clinical trial of a Licensed Product to that would satisfy the requirements of 21 C.F.R. ss.812.1 et seq., or its foreign equivalents. A Clinical Trial shall be considered to have commenced when the Licensed Product has been administered to the first subject in the study."

     2.02 Section 4.01(f) of the MLA is hereby deleted and in its place is inserted the following:

          "(f) Company receives Pre-Market Approval for a Licensed Product on or before September 16, 2011."

     2.03 A new Section 4.01(g) is added to the MLA, as follows:

          "(g) Pursuant to an Agreement of Merger and Plan of Reorganization dated July ___, 2006 (the "Merger Agreement") by and among BestNet Communications Corporation ("BestNet"), Oncologix Corporation ("Oncologix"), Company, and certain shareholders of Company, BestNet shall provide at least $4,000,000 in funding for the operations of Oncologix. It is acknowledged that $350,000 of said amount has already been furnished by way of an advance to the Company. The balance of $3,650,000 shall be deposited for the account of Oncologix as follows: (i) $400,000 at the Closing (as defined in the Merger Agreement); (ii) $250,000 on the last day of each of the five successive months following the month in which the Closing occurs; (iii) the remaining balance on the last day of the sixth month after the Closing occurs; whereupon (iv) a certain Convertible Promissory Note issued to BestNet by Company on or about March 23, 2006 in the principal sum of $350,000 shall, together with any liability of the Company for accrued interest thereunder, be canceled and extinguished. Such funds shall be used solely for the purposes set forth in the Merger Agreement."


                          ARTICLE 3. MILESTONE PAYMENTS

     3.01 Section 5.02(a) of the MLA is hereby deleted and in its place is inserted the following:

          "(a) Company will pay to UMB the following commercial milestone payments within thirty (30) days following the satisfaction of each milestone:

               (i) The first to occur of (a) commencement of a Clinical Trial for a Licensed Product in any country other than the U.S., or (b) filing with FDA of an IDE for a Licensed Product:
                    $25,000.00;

               (ii) Three (3) months following FDA approval of an IDE for a
                    Licensed Product: $50,000.00;

               (iii) Receipt of the first Pre-Market Approval by the FDA for a
                    Licensed Product: $50,000.00;

               (iv) Acquisition of a controlling interest in Company by a Third
                    Party (other than pursuant to the Merger Agreement):
                    $100,000.00;

               (v) Completion of the first calendar year in which Net Sales exceed $5,000,000.00: $200,000.00."

                            ARTICLE 4. COMPANY SHARES

     4.01 In addition to the 664,028 founders shares issued to UMB pursuant to the MLA, immediately prior to the closing of the Merger Company shall issue to UMB an additional 42,248 shares of Company's common stock. Those additional shares shall be converted into two hundred thousand (200,000) shares of BestNet common stock (the "Additional Shares") upon closing of the Merger.

     4.02 BestNet shall use its best efforts (subject only to approval by the U.S. Securities and Exchange Commission) to cause the Additional Shares to be registered (as defined in the Merger Agreement) during the period commencing six
(6) months after the closing of the Merger and ending twenty-four (24) months thereafter. Such registration shall be at the sole expense of BestNet, and shall be made regardless of any condition or requirement under the Merger Agreement (including without limitation the requirement of Section 5.2.1 that the request for registration be made by a certain percentage of holders, or that the anticipated aggregate net offering price of the registrable securities exceed a certain value).

     4.03 A new Section 5.15 is added to the MLA, as follows:

          "UMB understands and acknowledges that the shares issued pursuant to this Agreement are "restricted securities" under federal and state securities laws insofar as they have not been registered under the Securities Act of 1933, as amended ("1933 Act"), or the securities laws of any other jurisdiction, that they may not be resold or transferred without compliance with the registration or qualification provisions of the 1933 Act or applicable federal and state securities laws of any state or other jurisdiction or an opinion of counsel that an exemption from such registration and qualification requirements is available."

     4.04 If the Merger is closed in accordance with the terms of the Merger Agreement, UMB acknowledges and agrees that it shall not be entitled to any protection against dilution of UMB's founders shares under Section 5.14 of the MLA.


                           ARTICLE 5. INDEMNIFICATION.

     5.01 Section 16.02(a) of the MLA is hereby deleted and in its place is inserted the following:

          "16.02 (a) Company will defend, indemnify, and hold harmless UM, UM Personnel, UM Affiliates, the University System of Maryland, the State of Maryland, and each of their respective current and future regents, directors, trustees, officers, faculty, medical and professional staff, employees, students, trainees, and agents, and their respective successors, heirs, and assigns (each individually a "UM Party" and all, collectively "UM Parties") against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys' fees, expert witness fees, court costs and other costs and expenses of litigation at trial and appellate levels) incurred by or imposed upon Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments:

               (i) Arising out of the actions or omissions of Company, its Affiliates, or Sublicensees, or their directors, officers, employees, or agents, or any Third Party acting on behalf of or under authorization from Company, its Affiliates, or Sublicensees;

               (ii) Arising out of use of the Patent Rights by Company, its Affiliates, or Sublicensees or their directors, officers, employees, or agents, or by any Third Party acting on behalf of or under authorization from Company, its Affiliates, or Sublicensees;

               (iii) Arising out of use by a UM Party of products, processes, or protocols developed either by Company, its Affiliates, or Sublicensees or their directors, officers, employees, or agents, or by Third Parties acting on behalf of or under authorization from Company, its Affiliates or Sublicensees, provided the use was consistent with any instructions, protocols, or supervision provided or approved by Company or a Sublicensee, unless the claim, cost, or liability is attributable solely to the negligence of a UM Party;

               (iv) Arising out of any theory of product liability (including without limitation actions in the form of tort, warranty, or strict liability) concerning any Licensed Product or any other product, process or service made, used, or sold pursuant to any right or license granted under this License Agreement; or

               (v) Arising out of any actions or omissions of Fountain Pharmaceuticals, Inc., a Delaware corporation, its affiliates, sublicensees, or assignees, or any of their directors, officers, employees, or agents, whether in connection with the License Agreement dated June 12, 2006 or otherwise."


                               ARTICLE 6. WAIVERS.

         6.01 UMB hereby waives any default or breach of the MLA by Company through and including the date of closing of the Merger. UMB acknowledges and aggress that it shall not have any rights or remedies (including without limitation the right to terminate the MLA) as a result of any default or breach of the MLA by Company through and including the date of closing of the Merger.

         6.02 UMB hereby waives the commercial milestone payment of $100,000.00, which would have been due upon closing of the Merger pursuant to Section 5.02(a)(iii) of the MLA.

                             ARTICLE 7. RATIFICATION

     7.01 Except as specifically modified above, the MLA is hereby ratified, affirmed, and is in full force and effect.

                            ARTICLE 8. COUNTERPARTS.

     8.01 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                         ARTICLE 9. CONDITION PRECEDENT.

     9.01 This Agreement shall not be effective unless and until the closing of the Merger. This Agreement shall be null and void if the Merger is not closed by July 31, 2006.

                           ARTICLE 10. GOVERNING LAW.

     10.01 This Agreement is made and shall be construed in accordance with the laws of the State of Maryland, without regard to the principles of conflicts of laws.



                            [Signature Page Follows]

     IN WITNESS WHEREOF, UMB and Company have executed and delivered this Agreement as of the date first above written.



UNIVERSITY OF MARYLAND, BALTIMORE                 JDA MEDICAL TECHNOLOGIES, INC.



By:                                               By:
   -------------------------------------              --------------------------

Its:                                              Its:
    ------------------------------------               -------------------------

Agreed and accepted:


BESTNET COMMUNICATIONS CORPORATION



By:
    ------------------------------------

Its:
     -----------------------------------

ONCOLOGIX CORPORATION



By:
    ------------------------------------

Its:
     -----------------------------------